TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT, 2004

65F23561CA

CERTIFICATE OF CHANGE OF NAME
(Section 21)

The REGISTRAR OF CORPORATE AFFAIRS of the British Virgin Islands HEREBY CERTIFIES that, pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of a change of name having been complied with

Wunong Net Technology Company Limited

BVI COMPANY NUMBER **2000335**

which was incorporated in the British Virgin Islands under the BVI Business Companies Act, 2004, on the 4th day of December, 2018 has changed its name to

Meiwu Technology Company Limited

this 6th day of October, 2021.

REGISTRAR OF CORPORATE AFFAIRS · BVI FINANCIAL SERVICES COMMISSION · FSC

for **REGISTRAR OF CORPORATE AFFAIRS**
6th day of October, 2021

RH725269